Exhibit 10.29

EXECUTION COPY

CONNECTION AND

SHIPPING AGREEMENT

BY AND BETWEEN

CENTURION PIPELINE L.P.

AND

ALON USA, LP

June 4, 2006

CONNECTION AND SHIPPING AGREEMENT

THIS CONNECTION AND SHIPPING AGREEMENT (“Agreement”) is made and entered into as of June 14, 2006 (the “Commencement Date”), by and between Centurion. Pipeline LP., a Delaware limited partnership (“Centurion”) and Alon USA, LP, a Texas limited partnership (“Alon”).

WITNESSETH:

WHEREAS, Alon desires to ship Crude Oil (as defined herein) on Centurion’s pipeline system from the Centurion Midland Terminal to Alon’s Big Spring, Texas refinery (the “BSR”);

WHEREAS, Centurion, in order to accommodate Alon’s shipping needs, will undertake certain commitments, including possibly expanding and rehabilitating its pipeline system and interconnecting such system to the BSR at a significant and material expense to Centurion;

WHEREAS, Centurion is willing to undertake any such expansion, rehabilitation and interconnection project to meet Alon’s needs, subject to Alon committing to ship Crude Oil over such facilities upon terms and conditions set forth in this Agreement; and.

WHEREAS, Alon is willing to commit to ship the Minimum Delivery Period Volume (a defined herein) subject to the performance of Centurion’s undertakings herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and of other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise required by the context, capitalized terms used in this Agreement shall have, for all purposes of this Agreement, the respective meanings set forth in this Article 1:

1.1 “AAA” is defined in Section 14.1(a).

1.2 “Additional Adjustment” is defined in Article 5.

1.3 “Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.

1.4 “Agreement” means this Agreement and all exhibits and appendices hereto as originally executed or as may from time to time be supplemented or amended.

1.5 “Alon” is defined in the preamble to this Agreement.

1.6 “Alon P & ID” means the piping and interconnection drawings related solely to the tie-in of the Pipeline Facilities to the BSR to be agreed upon by the Parties.

1.7 “Alon Pipeline Lease Agreement” means that certain Alon Pipeline Lease Agreement dated as of June 14, 2006 between Alon and Centurion in the form of Exhibit 1.7 hereto.

1.8 “Barrel” means 42 United States standard gallons of crude oil at 60 degrees Fahrenheit.

1.9 “BPD” means Barrels of Crude Oil per Day.

1.10 “BSR” is defined in the first recital to this Agreement.

1.11 “Business Day” means any Day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.

1.12 “Centurion” is defined in the preamble to this Agreement.

1.13 “Centurion Midland Terminal” means the crude oil terminal owned by Centurion in Midland, Texas.

1.14 “Centurion P & ID” means the piping and interconnection drawings related solely to Centurion’s existing pipeline from Centurion Midland Station to Roberts Junction and all supporting facilities as well as Centurion’s meter at BSR.

1.15 “Charges” is defined in Article 5.

1.16 “Commencement Date” is defined in the preamble to this Agreement.

1.17 “Confidentiality Agreement” means that certain Confidentiality Agreement between Occidental Energy Marketing, Inc., an Affiliate of Centurion, and Alon USA, Inc., an Affiliate of Alon, dated as of June 14, 2004, as amended.

1.18 “Contract Year” means the period beginning on the Effective Date or any anniversary thereof and ending 365 Days (366 Days in the case of leap years) later.

1.19 “Crude Oil” means the WTS, WTI or Other Crude Oil, as designated by Alon and shipped hereunder from the Origin Point to the Delivery Point meeting the specifications in the applicable Tariff.

1.20 “Cure Period” is defined in Article 11.

1.21 “Daily Minimum Volume” means 21,500 BPD.

1.22 “Day” means a calendar day.

1.23 “Defaulting Party” is defined in Article 11.

1.24 “Deficiency Charge” is defined in Article 6.

1.25 “Delivery Period” means each six Month period of the Term following the Effective Date, with the understanding that (i) the initial Delivery Period shall begin on the Effective Date and will be less than six complete Months unless the Effective Date is January 1 or July 1; (ii) the final Delivery Period shall end on the date the Agreement terminates regardless of whether such Delivery Period is six complete Months; and (iii) all other six Month periods shall be January 1 through June 30 and July 1 through December 31 during the Term.

1.26 “Delivery Point” means the BSR.

1.27 “Effective Date” means the first Day when (i) the Project Facilities are able to receive crude oil nominated at the Origin Point and deliver it to the Delivery Point and (ii) the Alon Pipeline Lease Agreement Closing Date has occurred provided that, subject only to Sections 2.6, 9.1 and 15.9 thereof and Section 2.9 of the Alon Pipeline Lease Agreement, the Effective Date shall occur no later than August 14, 2006. If the Effective Date does not occur by August 14, 2006, due to reasons other than those. set forth above, the Party responsible for the delay shall be a Defaulting Party under Article 11(a) and (b), provided, however, that any money damages awarded and paid as a remedy to the Non-Defaulting Party shall not exceed $1,500,000 in the aggregate.

1.28 “Extension Term” is defined in Section 9.1.

1.29 “FERC” is defined in Article 5.

1.30 “Fire Year Renewal Term” is defined in Section 10.1.

1.31 “Following Year” is defined in Article 6.

1.32 “Force Majeure Event” or “Force Majeure” means without limitation, acts of God; strikes; lockouts or other industrial disturbances; acts of a public enemy; terrorism; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms; floods; washouts; arrests; and restraints of governments and people; civil disturbances; explosions, breakage of Or accidents to machinery, equipment or lines of pipe; freezing of lines of pipe; changes in applicable rules, regulations and orders of governments or governmental agencies having a material adverse effect on a Party; and inability to obtain or delay in obtaining appropriate rights-of-way, permits, licenses, materials, equipment or labor; and other events having a material adverse effect on a Party, whether of the same kind herein enumerated or otherwise, in all cases, which are beyond the reasonable control of the Party claiming such Force Majeure Event and which by the exercise of reasonable diligence such Party is ,unable to prevent or overcome. The Party affected by the Force Majeure: Event shall use its commercially reasonable efforts to remedy such event as soon as practicable with all reasonable diligence. Notwithstanding the foregoing, it is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirements that any Force Majeure Event shall be remedied with all commercially reasonable efforts shall not require the settlement of strikes or lockouts by acceding to the demands of any opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

1.33 “Initial Term” means from the Effective Date to the fifteenth anniversary of the Effective Date.

1.34 “Major Maintenance” means maintenance of the BSR which constitutes major maintenance in accordance with prudent industry practices including turnarounds, shutdowns, replacements and/or refurbishments of major components of the BSR.

1.35 “Major Maintenance Schedule” is defined in Section 4.3.

1.36 “Makewhole Volume” means the volume difference in Barrels for a Delivery Period between the applicable Minimum Delivery Period Volume for that Delivery Period and the volume of Crude Oil actually transferred by or for Alon in the Project Facilities or any part thereof during such Delivery Period, provided that such actual volume is less than the Minimum Delivery Period Volume.

1.37 “Minimum Delivery Period Volume” means 3,923,750 Barrels (or a prorated amount during the first and last Delivery Period, if applicable), less (i) 21,500 Barrels for every Shutdown Day during the applicable Delivery Period and (ii) a proportionate reduction of Barrels during Non-Operational Periods based on the proportion of the Project Facilities that were not operational during the applicable Delivery Period, provided that, the Minimum Delivery Period Volume shall not be reduced by more than 1,290,000 Barrels in any Contract Year due to Shutdown Days.

1.38 “Month” means the period beginning at midnight local Houston, Texas, time on the first Day of a calendar Month and ending at midnight local Houston, Texas, time on the first Day of the next calendar Month.

1.39 “Non-Defaulting Party” is defined in Article 11.

1.40 “Non-Operational Periods” means time periods when the Project Facilities are not fully operational.

1.41 “Origin Point” means the Centurion Midland Terminal.

1.42 “Other Crude Oil” means any crude oil with specifications in compliance with those set forth in the Tariff.

1.43 “Parties” means Centurion and Alon or their permitted assigns and successors and “Party” means either one of the Parties as the case may be.

1.44 “Person” means an individual, corporation, limited liability company, partnership, association, joint stock company, business trust, agency, governmental authority or other entity.

1.45 “Pipeline Connection” means the equipment and instrumentation necessary to connect the Pipeline Facilities to the BSR, including without limitation the approximately 2.9 mile pipeline to be constructed by and owned by Alon to connect the Pipeline Facilities to the BSR, all according to the Alon P & ID. A general description of the Pipeline Connection scope and responsibilities is set forth in Exhibit 1.45 attached hereto.

1.46 “Pipeline Facilities” means Centurion’s existing pipeline from Centurion Midland Station to Roberts Junction and all supporting facilities, capable of receiving and transporting Crude Oil from the Origin Point.

1.47 “Project Facility” or “Project Facilities” means the pipeline(s) and all supporting facilities including tankage and other facilities to be constructed, leased (including under the Alon Pipeline Lease Agreement) or rehabilitated, that will allow Centurion to receive Alon’s Crude Oil at the Origin Point and transport such Crude Oil to the Delivery Point. The Project Facilities shall include, but not be limited to, pipelines (existing and new), connections, metering facilities, and tankage all as more fully described in Exhibit 1.47.

1.48 “Renewal Term” is defined in Section 10.1.

1.49 “RRC” means the Railroad Commission of Texas or any commission, agency or other governmental body succeeding to the powers of such Commission.

1.50 “Shutdown Day” is defined in Section 4.3.

1.51 “Shutdown Event” means each non-contiguous Shutdown Day.

1.52 “Tariff” means the Centurion Pipeline L.P. T.R.R.C. No. 11 Local Tariff effective no later than the Effective Date, a copy of which is attached hereto as Exhibit 1.52, including all supplements to and successive issues of any such tariff,

1.53 “Term” means the Initial Term, the Five Year Renewal Term, the Renewal Term and the Extension Term, if applicable.

1.54 “WTI” means West Texas Intermediate crude oil.

1.55 “WTS” means West Texas Sour crude oil.

ARTICLE 2

IPELINE FACILITIES; PIPELINE CONNECTION

2.1 General. After the Commencement Date, Centurion will, or will cause, the Pipeline Facilities to be designed, engineered, constructed and completed at its expense.

After the Commencement Date, Alon will, or will cause, the Pipeline Connection to be designed, engineered, constructed and completed at its expense.

After the Commencement Date, each of Alon and Centurion will provide to the other on the first Business Day of each Month a written status report of its progress with respect to its undertakings described within this Section 2.1, including without limitation, an estimated date of completion of such undertakings.

The Project Facilities will be completed by the Effective Date in accordance with, and subject to the terms and conditions set forth in Section 1.27.

2.2 Submission and Review of P & ID. Alon will submit the Alon P & ID to Centurion for its review and approval, such approval not to be unreasonably withheld or delayed. Centurion will promptly provide Alon any comments it may have on the Alon P & ID. Centurion’s approval of the Alon P & ID shall be deemed to have been granted 10 Business Days after Alon’s submission of the Alon P & ID to Centurion for its review unless Centurion has responded otherwise prior to such time.

Centurion will submit the Centurion P & ID to Alon for its review. Alon will provide Centurion any comments it may have on the Centurion P & ID within 10 Business Days after Centurion’s submission of the Centurion P & ID to Alon.

2.3 Construction of Pipeline Connection. Alon, or one or more third parties designated by Alon, will construct the Pipeline Connection, including the approximately 2.9 mile pipeline, in all material respects, in accordance with the Alon P & ID. Alon will lease the Pipeline Connection to Centurion for $1 per year during the Term and Centurion will operate and maintain the Pipeline Connection in accordance with the terms of the Alon Pipeline Lease Agreement. Alon shall provide, at Alon’s expense, all assistance reasonably requested by Centurion or its third party designee(s) in connection with the integration of the Pipeline Connection into the remaining Pipeline Facilities.

2.4 Use of Alon Rights of Way and Easements; Consents; Access to Alon Property. In addition to Alon’s obligations in Section 2.3, Alon will permit Centurion to use any of its and its Affiliates existing rights of way and easements at no cost or expense to Centurion in order to enable Centurion to operate and maintain the Pipeline Connection. If Centurion determines that consent of any landowners or other persons is necessary in order to operate and maintain the Pipeline Connection, such consent shall be obtained by Alon at Alon’s cost. In addition to the foregoing, Alon shall also give Centurion and its agents and contractors reasonable access and use of Alon’s property and facilities, including the BSR, to facilitate the operation and maintenance activities contemplated herein at no cost or expense to Centurion. Nothing in this Section 2.4 shall derogate from Centurion’s Obligation to operate and maintain the Pipeline Connection.

2.5 Ownership of Equipment. All facilities and equipment installed by Centurion, together with any structures housing/supporting the same, up to the Pipeline Connection, and ‘Centurion’s meter at the BSR shall be and remain the property of Centurion and shall be maintained by Centurion, at its expense, except as otherwise expressly stated in this Agreement.

2.6 Changes to Tariff. After execution of this Agreement, Centurion shall file the Tariff with the RRC in the form provided in Exhibit 1.52 no later than June 25, 2006, if the June 2006 status reports reflect an anticipated Effective Date no later than August 14, 2006, or, if such Effective Date is agreed to be later than August 14, 2006, thirty (30) days prior to such anticipated date. The Parties shall use their commercially reasonable efforts to obtain approval of the Tariff by the RRC. In the event that the RRC disallows the Tariff, Centurion and Alon shall use commercially reasonable efforts to negotiate such amendments to the Tariff and the Agreement which give the same original economic intent to both Parties. The foregoing notwithstanding, if the Tariff is not in effect on or prior to December 31, 2006, either Party shall have the right to terminate this Agreement by providing the other Party 10 days written notice of its intention to terminate, such termination to take effect as provided in such notice. Both Parties may mutually agree to extend the deadlines set forth in this provision.

2.7 Regulatory Impact. Notwithstanding any other provision set forth to the contrary herein and in addition to any rights either Party may have pursuant to Article 9, in no event shall any changes in this Agreement or the Tariff mandated by any regulatory agency or other governmental authority constitute a Party’s default hereunder.

ARTICLE 3

OWNERSHIP, CONTROL, AND INDEMNIFICATION

3.1 Title, Control and Possession. Title to the Crude Oil delivered by Alon to Centurion for shipment hereunder shall he governed by the applicable Tariff.

3.2 Alon Indemnification. In addition to any indemnity rights provided under the applicable Tariff, Alon shall indemnify; defend and hold harmless Centurion, its officers, agents, employees and contractors from and against any and all claims, demands, causes of action, suits, losses, liability, fines, penalties and judgments (including reasonable attorneys’ fees, defense and settlement costs, and other reasonable costs and expenses incidental thereto) (a) arising out of acts, omissions or events occurring during Alon’s control and possession of Crude Oil hereunder (b) brought by any Person asserting ownership of/or interest in any Crude Oil tendered by Alon and received for shipment by Centurion hereunder or (c) arising directly out of the, design, engineering and construction of the Pipeline Connection. ALON’S OBLIGATIONS UNDER THIS SECTION 3.2 SHALL NOT APPLY AS TO ANY CLAIM OR CAUSE OF ACTION THAT ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CENTURION OR ANY OF ITS OFFICERS, AGENTS, EMPLOYEES AND CONTRACTORS (OTHER THAN ALON).

3.3 Centurion Indemnification. Except to the extent limited by the Tariff Centurion shall indemnify, defend and hold harmless Alon, its officers, agents, employees and contractors from and against any and all claims, demands, causes of action, suits, losses, liability, fines, penalties and judgments (including reasonable attorneys’ fees, defense and settlement costs, and other reasonable costs and expenses incidental thereto) arising out of acts, omissions or events occurring (a) during Centurion’s possession and control of Crude Oil hereunder. CENTURION’S OBLIGATIONS UNDER THIS SECTION 3.3 SHALL NOT APPLY AS TO ANY CLAIM OR CAUSE OF ACTION THAT ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ALON OR ANY OF ITS OFFICERS, AGENTS, EMPLOYEES AND CONTRACTORS (OTHER THAN CENTURION).

3.4 Notice of Claims. Each Party agrees to give the other reasonable written notice of any claim, action or suit brought against it that is subject to the provisions of this Article 3.

3.5 No Consequential Damages. THE PARTIES AGREE THAT IT IS THEIR INTENT THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE HEREUNDER FOR CLAIMS FOR INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY NATURE IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, INCLUDING CLAIMS FOR LOST REVENUE, INCOME OR PROFITS, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED ON NEGLIGENCE, STRICT LIABILITY, CONTRACT, OPERATION OF LAW OR OTHERWISE.

ARTICLE 4

OPERATIONS

4.1 Operation and Maintenance of Project Facilities. Subject to the terms and conditions of this Agreement, beginning as of the Effective Date and continuing throughout the Term, Centurion shall, at its sole cost and expense, operate and maintain, or cause to be operated and maintained, the Project Facilities as common carrier pipeline system and shall employ industry accepted practices and procedures in the operation, repair and maintenance of the Project Facilities. Centurion intends to construct the Pipeline Facilities, and Alon intends to construct the Pipeline Connection, so that they have the ability, subject to their completion, including any necessary regulatory approvals, to deliver a minimum of 21,500 BPD (such amount based on linefill of WTS and subject to changes resulting from linefill of WTI or Other Crude Oil) from the Origin Point to the Delivery Point. In the event that Centurion is required temporarily to suspend pipeline operations, in order to effect any construction or repairs to or any maintenance of any portion of the Project Facilities or to perform pipeline integrity testing (or repairs related thereto): (1) Centurion shall use its commercially reasonable efforts to schedule and perform any maintenance activities so as to minimize interference with Alon’s transportation schedule, (2) Centurion shall use its commercially reasonable efforts to schedule and perform any maintenance activities, during the BSR’s shutdowns and turnarounds provided such scheduling does not materially increase Centurion’s cost of performing such maintenance activities, (3) Centurion shall provide Alon with a minimum of 60 Days advance written notice of any scheduled maintenance activities, and (4) Centurion shall complete any maintenance activities (scheduled or unscheduled) with reasonable dispatch. The notice provision set forth in clause (3) of the immediately preceding sentence of this Section 4.1 shall not apply to the extent Centurion determines in good faith that emergency maintenance activities are required in connection with the Project Facilities. In addition, in the event maintenance activities are required to be performed within time periods that do not permit Centurion to provide Alon with 60 Days advance written notice of such activities, Centurion shall provide Alon with notice of such maintenance activities as soon as is reasonably practical under the circumstances.

4.2 Intermixing and Crude Oil Specifications. Crude Oil transported through the Project Facilities for Alon may be intermixed with Crude Oil of other shippers in the Project Facilities and shall be subject to changes in quality and other characteristics as may result from such intermixing subject to limitations on permitted deviation from original specifications of the Crude Oil as set forth in the applicable Tariff(s). Delivery of Crude Oil by Centurion to Alon shall be out of common stock in Centurion’s common carrier pipeline system and shall meet Centurion’s published specifications as set forth in the applicable Tariff(s).

4.3 Operation of BSR; Maintenance, Shutdowns. At least 90 Days prior to the Effective Date, Alon shall provide Centurion a copy of the anticipated Major Maintenance schedule for the BSR (“Major Maintenance Schedule”) for the initial Contract Year. No later than 90 Days prior to the end of the initial Contract Year, and within the same time period in each subsequent Contract Year Alon shall provide Centurion a copy of the anticipated Major Maintenance Schedule for the succeeding Contract Year. Each Major Maintenance Schedule, and any supplements thereto, shall indicate the planned start and completion dates for all shutdowns and turnarounds during the period covered thereby, At least 30 Days prior and one week prior to any shutdown or turnaround at the BSR, Alon shall send written notification to Centurion of the expected start and completion date of each such event and Alon shall promptly notify Centurion of any changes in any such schedules occurring the week prior to any such event. For the purpose of calculating the Minimum Delivery Period Volume, there shall be no more than 30 Days of Major Maintenance work in which the BSR is either partially or wholly shutdown (each, a “Shutdown Day”) in any Shutdown Event, nor more than two Shutdown Events during any Contract Year. Subject to the foregoing, the duration, frequency and timing of Major Maintenance shall be based on prudent industry practices as determined by Alon in the exercise of its reasonable discretion.

4.4 Scheduling of Crude Oil Shipments. Subject to the terms of this Agreement and the Tariff, the Parties shall reasonably coordinate shipments of Crude Oil giving reasonable consideration to the commercial interests and logistical constraints of each Party.

ARTICLE 5

CHARGES

Charges for the shipments provided hereunder by Centurion shall be as set forth in the applicable Tariff(s) (the “Charges”). Centurion may adjust the Charges effective July 1 of each year, beginning July, 2007, using the methodology in Section 3423(d) of Title 18 of the Code of Federal Regulations and any successor regulation of the Federal Energy Regulatory Commission (“FERC”), or other applicable regulatory body. Notwithstanding the foregoing, the Charges will not decrease below the initial Charges. If such FERC adjustment is no longer published. Centurion may apply a new adjustment that is comparable to the same FERC method of adjustment and may increase the Charges accordingly. In addition to such adjustment, Centurion may adjust the Charges in amounts that would withstand applicable regulatory scrutiny (each an “Additional Adjustment”). Centurion shall provide Alon no less than sixty (60) days advance written notice of any such Additional Adjustment.

ARTICLE 6

DEFICIENCY CHARGE

As an inducement to Centurion to provide and/or operate, as applicable, the Project Facilities, without which inducement Centurion would not agree to enter this Agreement, Alon guarantees and covenants, subject to the terms and conditions of this Agreement and the performance of Centurion’s obligations hereunder, that during each Delivery Period it shall, in accordance with the provisions of this Agreement, tender the applicable Minimum Delivery Period Volume of Crude Oil at the Origin Point for shipment over the Project Facilities to the Delivery Point and bear a proportionate share (based on volume being shipped) of line fill as set forth in the Tariff If the volume of Crude Oil delivered by Alon at the Origin Point during a Delivery Period is less than the applicable Minimum Delivery Period Volume, Alon agrees to pay Centurion an amount equal to the Makewhole Volume multiplied by the tariff in effect during such Delivery Period (“Deficiency Charge”), provided that, any such Deficiency Charges shall be assessed and payable on an annual basis. Any Deficiency Charge paid by Alon to Centurion under this provision shall be treated as advance payments of the Centurion Tariff then in effect for transportation of Crude Oil by Alon from the Origin Point to the Delivery Point for volumes in excess of the Minimum Delivery Period Volumes for the two Delivery Periods of the Year immediately following the Year for which such Deficiency Charge was assessed (the “Following Year”). Notwithstanding the foregoing, such credit shall only be applied with respect to such transportation in the Following Year. Any Deficiency Charge amounts that are not credited in accordance with the above shall be retained by Centurion and shall not be refunded to Alon or applied as a credit to payment for such transportation in any subsequent Delivery Period. If, at the expiration of the Term, Centurion holds any Deficiency Charge amounts that have not been applied as a credit to payment for transportation as provided herein, Centurion shall be under no obligation to refund such Deficiency Charge amounts to Alon.

ARTICLE 7

BILLING AND PAYMENT

Invoices, billings and payments hereunder shall be in accordance with the procedures set forth in the applicable Tariff provided that payment for any Deficiency Charges shall be added to the invoice immediately following the end of the second Delivery Period in any Contract Year.

ARTICLE 8

MEASUREMENT, INVENTORY ACCOUNTING AND SPECIFICATIONS

8.1 Measurement and Sampling. Measurement and sampling of Crude Oil delivered by Alon to Centurion by Centurion to Alon shall be done in accordance with the applicable Tariff.

8.2 Testing. Testing of Crude Oil shall be conducted in accordance with the applicable Tariff.

8.3 Meter Corrections. Any meter found on test to register not more than two tenths of a percent (0.2%) by volume high or low shall be deemed to be correct as to past measurements, but shall be corrected to record accurately. If any meter upon test proves to be more than two tenths of a percent (0.2%) by volume high or low, adjustment shall be made in accordance with Centurion’s then existing Measurement Manual, provided such Measurement Manual is consistent with industry standards.

8.4 Meter Unavailability. If Centurion’s or its designee’s meter is out of repair or is being tested, or in the event that Centurion’s or its designee’s meter becomes inoperative or manifestly in error, then the volume of Crude Oil delivered during the period Centurion’s or Centurion’s designee’s meter was inoperative shall be determined upon the basis of the best data available, using one of the following methods:

(a) By correcting the error if the percentage of error is ascertainable by calibration, or mathematical calculation; or

(b) By reference to tank gauges at the Origin Point and/or the Delivery Point.

(c) By determining the volume delivered by reference to deliveries during the preceding period under similar conditions when the meter was registering accurately.

8.5 Determination of Quantity and Quality. The quantity and quality of Crude Oil tendered by Alon and transported by Centurion hereunder shall be determined in accordance with the applicable Tariff.

8.6 Ownership of Records. Measurement, sampling, testing and other records associated with the delivery and transportation of Crude Oil hereunder shall remain the property of Centurion, but upon request shall be made available for inspection, verification and audit at all reasonable times; provided, however, that Centurion shall not be required to retain any record for a period longer than 24 Months from the creation of the record.

ARTICLE 9

FORCE MAJEURE AND ALLOCATION

9.1 Force Majeure. If either Party is prevented from performing its obligations hereunder, except the obligation to pay any monetary amounts due and owing, due to a Force Majeure Event, such obligations shall abate in the same proportion as the inability of the Party suffering Force Majeure to perform during the period of such Force Majeure; provided, however, the Initial Term shall be extended for the same period of time that the period of Force Majeure persists less the number of Days equal to the result of dividing the number of Barrels of Crude Oil actually accepted for transportation and delivery by Centurion during said period, if any, by the applicable Daily Minimum Volume (fractions to be rounded upward to the next whole number) (the “Extension Term”). The Parties expressly agree that Alon’s Minimum Delivery Period Volume obligation during the Extension Term shall be the sum of the applicable Daily Minimum Volume for each Day during the Extension Term. Notwithstanding the foregoing or any other provision of this Agreement, if a Force Majeure Event continues for more than 90 consecutive Days the Party not prevented from performing its obligations due to such event shall have the right to terminate this Agreement by giving the affected Party 10 Days notice of its intent to terminate.

9.2 Excess Offers. If shippers nominate to Centurion for shipment of crude oil in excess of available capacity on the Project Facilities, the allocation of such crude oil shall be governed by the applicable Tariff, it being understood that no such allocation shall in anyway constitute a breach of any of Centurion’s covenants or obligations hereunder, In any event of such allocation, the Minimum Delivery Period Volume shall be reduced for the period during which reduction is in effect by the amount of Barrels not deliverable due to such allocation.

9.3 Removal of Crude Oil to Free Capacity. If Alon is unable to have Crude Oil delivered to it hereunder at the Delivery Point, as a result of Force Majeure or any other cause, Centurion agrees to reasonably cooperate with Alon with respect to Alon’s removal, redirection or storage of such Crude Oil from the Project Facilities; provided, however, in no case shall Centurion be required (i) to accommodate Crude Oil in excess of the lesser of 43,000 barrels and the remaining storage capacity available at the Centurion Midland Terminal; and (ii) to accommodate such Crude Oil for more than five (5) days after the commencement of Alon’s inability to accept delivery of all Crude Oil scheduled to be delivered to it; provided further, that upon the earlier of (a) the volume of Crude Oil to be accommodated exceeding the volume described in (i) above and (b) Alon’s failure to make provisions for such removal, redirection or storage within the five (5) day period described in (ii) above, Centurion shall have the right, at Alon’s sole cost and expense and for Alon’s account, to remove and sell any such Crude Oil at the price and terms then available under existing circumstances in order to free capacity on. the Project Facilities. Proceeds from such sale shall be paid to Alon within 10 Days after Centurion’s receipt of the proceeds of such sale.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. Except as otherwise provided in Sections 2.6, 2.7, 9.1, and 10.2 or as otherwise expressly set forth herein, this Agreement shall be in full force and effect as of the Effective Date (with the understanding that certain of the Parties’ obligations hereunder begin as of the Commencement Date) and shall continue in effect until the end of the Initial Term, subject to Section 9.1. The Agreement shall continue thereafter for a subsequent term of five years (the “Five Year Renewal Term”) upon the mutual agreement of the Parties. If the Parties have not mutually agreed to the Five Year Renewal Term, the Agreement shall continue in effect for subsequent one year terms (each a “Renewal Term”) unless either Party provides notice of its intent not to renew prior to October 1 of the final year of the Initial Term or any year during a Renewal Term.

10.2 Centurion Damages upon Termination. As consideration for the costs and expenses incurred by Centurion in connection with its completion of the Pipeline Facilities, if this Agreement is terminated after the Effective Date due to default, breach or non-performance by Alon, and less than 39,237,500 Barrels of Crude Oil have been shipped from the Origin Point to the Delivery Point at such time, Alon shall promptly pay Centurion as liquidated damages an amount equal to the sum of the following calculation: (39,237,500—actual number of Barrels of Crude Oil shipped from the Origin Point to the Delivery Point prior to termination) * $0.099. The Parties agree that the multiplier of $0.099 in the prior sentence will be changed to the surcharge number set forth in the Tariff on its initial filing, which in any event shall not exceed the $0.099 per barrel. The Parties acknowledge and agree that they have agreed upon and fixed the amount of such liquidated damages because of the difficulty of determining the exact amount of damages that Centurion would sustain in any such event and because otherwise obtaining an adequate remedy would be difficult or unduly burdensome. The liquidated damages are not a penalty and shall be paid by Alon regardless of the amount of losses and damages that Centurion actually sustains and such liquidated damages shall be in addition to, and not in lieu of, any other damages to which Centurion is entitled under this Agreement or otherwise at law or in equity.

ARTICLE 11

DEFAULT

In addition to any other provisions of this Agreement relative to default and to any such provisions set forth in any applicable Tariff(s), it is understood and agreed that if either Party-(the “Defaulting Party”) hereto shall fail to materially perform any of the covenants or obligations imposed upon it under and by virtue of this Agreement, then the other Party (the “Non-Defaulting Party”) hereto, may, at its option, terminate this Agreement by proceeding as follows: the Non-Defaulting Party shall provide written notice to the Defaulting Party stating specifically the cause for terminating this Agreement and declaring it to be the intention of the Non-Defaulting Party to terminate the same; whereupon the Defaulting Party shall have 10 Days for non-payment defaults, but only live Business Days for payment defaults, after its receipt of the aforesaid termination notice in which to remedy or remove the cause or causes stated in the notice for terminating the Agreement (the “Cure Period”), and, if within the applicable Cure Period the Defaulting Party does so remedy or remove said cause or causes, then such termination notice shall be withdrawn and this Agreement shall continue in fall force and effect. If the Defaulting Party does not so remedy or remove the cause or causes within the Cure Period, then, at the option of the Non-Defaulting Party, this Agreement shall become null and void from and after the expiration of said Cure Period. If a non-payment default cannot be substantially cured within the Cure Period, but the Defaulting Party has commenced to remedy the cause(s) of default within the Cure Period and continues diligently pursuing such remedy after expiration of the Cure Period, then the Non-Defaulting Party may not terminate this Agreement until the earlier of: (a) 60 Days after the date the Defaulting Party received the termination notice, or (b) any time that the Defaulting Party stops diligently pursuing a remedy of the default; with the understanding that if the Defaulting Party remedies or removes the cause or causes stated in the termination notice prior to the times set forth in subclauses (a) and (b) above, then the termination notice shall be withdrawn and this Agreement shall continue in full force and effect. Except as otherwise provided heroin, any termination of this Agreement pursuant to the provisions of this Article 11 shall be without prejudice to the right of either Party to collect any amounts then due and owing to it under the provisions of this Agreement and without waiver of or prejudice to any remedy (legal, equitable or otherwise) to which the Non-Defaulting Party may be entitled for violation, default or breach of this Agreement.

ARTICLE 12

TAXES

12.1 Centurion. Centurion shall pay any and all applicable taxes (including but not limited to ad valorem taxes, excise taxes, sales taxes and value added taxes), fees, assessments and charges with respect to the Pipeline Facilities furnished by Centurion under this Agreement. Alon shall cooperate with Centurion in any protest or contest by Centurion of such taxes solely at Centurion’s expense. If Centurion is required by any governmental authority to pay any taxes for which Alon is responsible under Section 12.2, Centurion shall add the amount of all such payments to the next invoice it issues in accordance with Article 7 and Alon shall pay such amount in a timely manner.

12.2 Alon. Alon shall pay any and all applicable taxes (including but not limited to ad valorem taxes, excise taxes, sales taxes and value added taxes), fees, assessments and charges with respect to (i) the receipt, handling, delivery, use, storage, shipment, or transfer of ownership of Crude Oil hereunder and (ii) the Pipeline Connection. Centurion shall cooperate with Alon in any protest or contest by Alon of such taxes solely at Alon’s expense. If Alon is required by any governmental authority to pay any taxes for which Centurion is responsible under Section 12.1, Centurion shall deduct the amount of all such payments from the next invoice it issues in accordance with Article 7.

ARTICLE 13

INSURANCE

13.1 During the term of this Agreement, Centurion shall insure or self-insure throughout the entire term of this Agreement the insurance coverages as described in paragraphs (a) through (d) below with insurance companies reasonably acceptable to Alon. The limits set forth below shall not be construed either to limit Centurion’s liability or to prevent Centurion from obtaining insurance in excess of the limits set forth below. All costs, deductible or self-insured retention amounts shall be for the sole account of Centurion.

(a) Worker’s Compensation insurance complying with the laws of the State or States having jurisdiction over each employee engaged in the performance of Centurion’s obligations hereunder, and Employer’s Liability with limits of $1,000,000 each accident, $1,000,000 each employee, and $1,000,000 disease policy limit.

(b) Commercial General Liability insurance on an occurrence form with a combined single limit of $1,000,000 each occurrence, and annual aggregates of $2,000,000, for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations and non-gradual pollution.

(c) If applicable, Automobile Liability insurance with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles.

(d) Excess or Umbrella Liability insurance with a combined single limit of $3,000,000 each occurrence for bodily injury and property damage covering losses in excess of the insurance described in Sections 13.1(a) through (c) above.

13.2 In each of the above described policies, Centurion agrees to waive and shall require its insurers to waive any rights of subrogation or recovery they may have against Alon and its partners, their Affiliates and their respective employees, directors, officers and agents.

13.3 Under the policies described in Sections 13.1(b), (c) and (d), Alon shall be named as an additional insured. Any costs associated with naming these additional insureds shall be Centurion’s sole expense.

13.4 Non-renewal or cancellation of policies described above shall be effective only after written notice is delivered to Alon from the insurance company thirty (30). Days in advance of any such non-renewal or cancellation. Upon execution of this Agreement and before any work or service commences under this Agreement, Centurion shall, upon the written request of Alon, deliver to Alon certificates of insurance or a letter of self-insurance evidencing the existence of the insurance coverages required above.

ARTICLE 14

ARBITRATION

14.1 Arbitration.

(a) It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that if the Parties are unable to amicably resolve any dispute or difference arising under or out of, in relation to or in any way connected with this Agreement (whether contractual, tortious, equitable, statutory or otherwise), such matter shall be finally and exclusively referred to and settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). In the event of any conflict between the Commercial Arbitration Rules of the AAA and the provisions of this Section 14.1, the provisions of this Section 14.1 shall govern and control.

(b) The arbitration Shall be heard and determined by three arbitrators. Each arbitrator shall have at least 10 years experience in the oil and gas industry, including significant experience related to pipelines, and shall not have been previously been employed or retained by either Party or any of its affiliates, shall be qualified by education or experience to decide the matters relating to the questions in dispute, and shall not have a direct or indirect interest in either Party or the subject matter of the arbitration. Each Party shall appoint an arbitrator of its choice meeting the requirements set forth in the preceding sentence within 15 Days of the submission of a notice of arbitration. Any dispute as to the qualifications of an arbitrator appointed by one of the Parties shall be resolved in accordance with the AAA’s Expedited Procedures. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within 15 Days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party fails or refuses to appoint its Party-appointed arbitrator within the prescribed period, the appointing authority for the presiding arbitrator and/or such Party-appointed arbitrator shall be the AAA, who, in each case, shall appoint an independent arbitrator meeting the requirements set forth above. If an arbitrator should die, withdraw or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator.

(c) Unless otherwise expressly agreed in writing by the Parties:

(i) The arbitration proceedings shall be held in Houston, Texas;

(ii) The arbitrators shall be and remain at all times wholly independent and impartial;

(iii) The arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the AAA, as amended from time to time;

(iv) Any procedural issues not determined under the Commercial Arbitration Rules of the AAA shall be determined by the Arbitration Act and any other laws of the State of Texas, other than those laws which would refer the matter to the laws of another jurisdiction;

(v) All decisions and awards by the arbitration tribunal shall be made by majority vote;

(vi) The decision of a majority of the arbitrator’s shall be reduced to writing; Shall be final and binding without the right of appeal; and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators; any damage awards by the arbitrators shall be promptly paid free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law be charged against the Party resisting such enforcement;

(vii) Consequential, indirect, special, exemplary, punitive or other similar damages shall not be allowed except those payable to third parties for which liability is allocated between the Parties by the arbitration award;

(viii) Any award of damages shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitration award, and from the date of the award until paid in full, at the Agreed Rate in effect at the end of the first Business Day of each Month during which such amount was owed; and

(ix) Judgment upon the award may be entered in any court having jurisdiction over the Party or the assets of the Party owing the judgment, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

14.2 The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear; provided that, an award shall not be made solely on the default of a Party, but the arbitrators shall require the Party who is present to submit such evidence as the arbitrators may determine is reasonably required to make an award.

ARTICLE 15

GENERAL.

15.1 Successors and Assigns. This Agreement shall inure to the benefit of d be binding upon the Parties hereto and their respective successors and permitted assigns and delegates, but this Agreement may not be assigned nor may a Party delegate any of its obligations hereunder, without the other Party’s prior written consent, which consent shall not be unreasonably withheld, except that each Party may, without the other Party’s consent, assign or delegate this Agreement or any part thereof as follows:

(a) As an assignment and delegation to a successor to all or substantially all of such Party’s property and assets or of the BSR or the Pipeline Connection, in the case of Alon, or the Pipeline Facilities, in the case of Centurion, either by purchase, merger, consolidation or otherwise,

(b) To one of its Affiliates, or

(c) As a collateral assignment to any bona fide third party lender of such Party.

No assignment or delegation by either Party shall be effective unless and until its -assignee or delegate agrees to be bound by the provisions of this Agreement and assumes such assigning Party’s obligations in writing. Any purported assignment or delegation of this Agreement not in compliance with the provisions of this Section 15.1 shall be void.

15.2 Waivers and Remedies. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect. No waiver of any prevision hereof shall be deemed to have been made unless expressed in writing and signed by the Party against whom the waiver is sought to be enforced. Unless specifically provided otherwise in this Agreement, the rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by a Party shall not preclude or waive its right to use any or all other remedies. Unless expressly provided otherwise in this Agreement, all rights and remedies hereunder are given in addition to any other rights a Party may have by law; statute, in equity or Otherwise.

15.3 Express Negligence. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE RELEASE, DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES AND COSTS (INCLUDING ATTORNEYS’ FEES AND COSTS OF LITIGATION) IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT. THE PARTIES AGREE THAT PROVISIONS OF THIS AGREEMENT IN “BOLD” TYPE OR CAPITAL LETTERS SATISFY ANY REQUIREMENT OF THE “EXPRESS NEGLIGENCE RULE” AND OTHER REQUIREMENT AT LAW OR IN EQUITY THAT PROVISIONS BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.

15.4 Claims, Suits. Time for Filing. As a condition precedent to recovery hereunder, the claiming Party must provide the other Party written notice giving reasonably full particulars of any claim or adjustment asserted by the claiming Party within 24 Months after (i) the delivery of Crude Oil hereunder to Alon, (ii) the delivery of an invoice or bill to Alon, or (iii) the discovery of the event leading to a claim; provided that in case of failure to make delivery, such notice must be given within 24 Months after a reasonable time for delivery has elapsed, and suits and arbitration proceedings must be instituted against the other Party within 24 Months and one Day from the Day that the claiming Party receives written notice from the other Party that it has disallowed or otherwise modified the claiming Party’s claim or adjustment or any part or parts thereof, and any suit or arbitration proceedings not instituted in accordance with the foregoing provisions shall be barred and the other Party shall not be liable for any claims, adjustments or losses asserted therein.

15.5 Survival. All of the warranties, covenants, and representations of the Parties, specifically including any obligations of defense, indemnity, or to hold harmless, shall survive the termination of this Agreement.

15.6 Drafting. As between the Parties hereto, it shall be conclusively presumed that each and every provision of this Agreement was drafted jointly by Centurion and Alon.

15.7 Notices.

(a) All notices under this Agreement shall be sent by registered or certified mail, return receipt requested, addressed to the recipient at the address herein set forth or such other address as each Party may from time to time notify the other in writing:

If to Alon:	Alon USA, LP 7616 LBJ Freeway, Suite 300 Dallas, Texas 75251 Attention: President & CEO

With copy to:	Alon copy if necessary 7616 LBJ Freeway, Suite 300 Dallas, Texas 75251 Attention: General Counsel

If to Centurion:	Centurion Pipeline L.P. 5 Greenway Plaza, Suite 110 Houston, Texas 77046 Attention: President

With copy to:	Centurion copy if necessary 5 Greenway Plaza, Suite 110 Houston, Texas 77046 Attention: Legal Counsel

(b) A notice given in accordance with Section 15.7(a) shall be deemed to have been received for purposes of this Agreement the earlier of: (i) the Day that it is actually received and (ii) the date indicated on the signed receipt.

15.8 Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument,

15.9 Governing Law.

(a) This Agreement shall be subject to all applicable federal, state and local laws, rules, regulations, tariffs and orders affecting either Centurion or Alon, and should either of the Parties, by force of any such law or regulation imposed at any time during the Term, be rendered unable, wholly or in part, to carry out its obligations under this Agreement, then this Agreement shall nevertheless continue but shall be deemed modified to conform with the requirements of such law or regulation. Notwithstanding the foregoing provisions of this Section 15.9(a), this Agreement shall not be deemed to be so modified if such law, rule, regulation, tariff or order substantially and materially impairs either Party’s rights and benefits as herein provided, including but not limited to, services or payments substantially in accordance with the terms set forth herein, and, in such event, the Parties shall negotiate in good faith to amend the terms of this Agreement so that such law, rule, regulation, tariff or order may be complied with and both Parties shall continue to receive the rights and benefits herein provided. This Agreement is expressly made subject to the Tariff and other filings made by Centurion and any inconsistencies between this Agreement and the Tariff shall be resolved in favor of the Tariff; provided, however: Centurion shall not, without Alon’s prior written consent, such consent not to be unreasonably withheld or delayed, seek to alter the character or amount of Centurion’s services or obligations herein provided or to reduce the term of this Agreement. If any regulatory body having jurisdiction over this Agreement prohibits Centurion from collecting rates, charges or Deficiency Charges for the services provided hereunder which are at least equal to the rates, charges and Deficiency Charges provided for in this Agreement, then the Parties hereto shall use commercially reasonable efforts to reform this Agreement in order to give effect to the original intention, including without limitation, the economic effects, of the Parties. If the Agreement is not reformed in such manner, then Centurion shall have the right to terminate this Agreement without further liability to Alon. Both Parties agree to assist each other (at the expense of the requesting Party) in any proceeding before any regulatory body having jurisdiction over this Agreement, to insure that the provisions of this Agreement continue in effect.

(b) SUBJECT TO THE PRECEDING PROVISIONS CONTAINED IN SECTION 15.9(A) AND THE PROVISIONS OF ARTICLE 14, THE RIGHTS AND LIABILITIES OF THE PARTIES AND THE PROVISIONS OF THIS AGREEMENT SHALL BE DETERMINED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

15.10 Entirety; Effect On Prior Agreements. This Agreement, with the Confidentiality Agreement, constitutes the entirety of the Agreement between the Parties with respect to the subject matter hereof. No variation, modification, or change hereof shall be binding upon either Party unless effectuated by an instrument in writing and signed by the Parties hereto. Except with respect to the Confidentiality Agreement, this Agreement supersedes all prior agreements, understandings and commitments whether oral or written concerning the subject matter hereof, and all such prior agreements and understandings with respect to the subject matter hereof are Merged into this Agreement as of the Commencement Date.

15.11 U.S, Dollars. All monetary amounts set forth herein shall be paid in United States Dollars.

15.12 Attorneys’ Fees. The prevailing Party in any arbitration or legal proceeding brought under or to enforce this Agreement shall be entitled to recover costs associated with the arbitration or legal proceeding and reasonable attorneys’ fees from the non-prevailing Party.

15.13 Headings and Language Usage. The headings of the various Articles and Sections in this Agreement are for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. In this Agreement the singular shall include the plural and vice versa, and the masculine shall include the feminine and neuter, as the context requires. The word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions. Unless expressly indicated otherwise, all references to “Article,” “Section” or “Exhibit” herein refer to the Articles, Sections and Exhibits of this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar meaning, unless otherwise specified, refer to this Agreement as a whole and not to any particular portion or provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Commencement Date.

CENTURION PIPELINE L.P.

By CENTURION PIPELINE GP, INC., its General Partner

By:	/s/ John T. McWhorter
Name:	John T. McWhorter
Title:	President

ALON USA, LP

By ALON USA GP, LLC, its General Partner

By:	/s/ Jeff Morris
Name:	Jeff Morris
Title:	President and CEO

EXHIBIT 1.45

Alon’s Construction of the approximate 2.9 mile pipeline from Roberts Junction to the Centurion Custody Metering Station at the Big Spring Refinery and the tiein between the Centurion Custody Metering Station and the Big Spring Refinery.

•

The new Alon 12” piping connecting the Centurion 8” pipeline and the Centurion Custody transfer metering station will be API 5L X52 ..250” standard wall pipe, 100% of the welds will be radiographic tested.

•

The 12” Alon pipeline between Roberts Junction and the Big Spring Refinery will require a minimum MAOP of 1100 PSIG. The minimum test pressure, if required, will be 1375 PSIG (1.25 x MAOP) for a duration of 8 hours. All pipe segments located below grade will be buried with a minimum of 36” of cover and coated with 12-14 mils of FBE. All girth welds will be sandblasted to near white and coated with a 2-part epoxy system (Protal 7200 or equivalent). Alon will install a pressure relief device designed by Centurion up stream of the metering station.

•

Horizontal directional drill of 1-20 will be required due to the substantial elevation change between the proposed Alon meter station and the south side of the Interstate. Horizontal directional drill 11th Place Extension (county road crossing) and Beals Creek will be required, Isolation valves will be installed on each side of Beals Creek.

•

A soil boring is recommended on both sides of 1-20 to verify/confirm what type of substrata exists. This data is required for engineering design of the horizontal directional drill and minimize the probability of a hydraulic fracture.

•	12” Pig launcher will be installed at the Roberts Junction and 12” pig tap will be installed at the Centurion Metering Station.

•	Obtain TX DOT crossing permit

•	ROW acquisition

•	Coordinate environmental survey and report

•	Provide as-built survey and alignment sheets

•	Cathodic protection system for the below grade piping will installed

•

The design basis for the Alon Pipeline Project is compliance with Texas Railroad Commission (TRC) regulations, where applicable, and Code of Federal Regulations, Title 49, Part 195, Transportation of Hazardous Liquids by Pipeline: Minimum Federal Safety Standards (DOT Part 195). The 12” pipeline will be designed per ASME B31.8.

EXHIBIT 1.47

CENTURION PIPELINE, L.P.

MIDLAND TANK FARM TO ALON REFINERY PROJECT

DESIGN BASIS MEMORANDUM

Document No.: ENG-6100-101-Rev.D

TABLE OF CONTENTS

SECTION	DESCRIPTION
1.1	Midland Tank Farm to Alon Refinery Work Scope Definition	1
1.2	Codes, Rules and Regulations	7
1.3	Engineering	8
1.4	Crude Composition	8
1.5	Cathodic Protection	8
1.6	Coating Considerations (Steel Pipe)	8
1.7	Pipe Wall Thickness Transitions	9
1.8	Minimum Pipe Length	9
1.9	Pipe Bending	9
1.10	Fitting and Flange Requirements	9
1.11	Branch Connection Considerations	10
1.12	Induction Bends	10
1.13	Cathodic Protection Test Stations	10
1.14	Warning Signs	11
1.15	Aerial Markers	11
1.16	Surveys	11
1.17	Pipeline Easement and Temporary Work Space	11
1.18	Surface Sites	11
1.19	Site Access	11
1.20	Geotechnical / Civil Considerations	11
1.21	High Voltage AC/DC Interference Guidelines	11
1.22	Pipeline Cover and Clearance	11
1.23	Foreign Pipeline/Cable/ Utility Crossings	11
1.24	Highway, Road and Railroad Crossings	12
1.25	Erosion and Sedimentation Control	12
1.26	Welding	12
1.27	Hydrostatic Testing	12
1.28	Cleaning and Drying	13
1.29	Caliper Pig Surveys	13
1.30	Protection from Hazards	13
1.31	Non-Destructive Testing Inspection	13

Centurion Pipeline L.P.

EXHIBIT 1.52

Texas R.R.C. No. 11

CENTURION PIPELINE L.P.

TEXAS LOCAL PROPORTIONAL TARIFF

CONTAINING RATES

APPLYING ON TRANSPORTATION OF

CRUDE PETROLEUM

FROM AND TO

POINTS IN TEXAS

Governed, except as otherwise provided, by the Rules and Regulations published in Centurion

Pipeline L.P.’s T.R.R.C. No. 1, supplements thereto or reissues thereof.

EFFECTIVE: August 14, 2006

ISSUED BY:	John T. McWhorter, President Centurion Pipeline L.P. 5 Greenway Plaza, Suite 110 Houston, Texas 77046	COMPILED BY:	Doug Bowersock Centurion Pipeline L.P. 5 Greenway Plaza, Suite 110 Houston, Texas 77046 Telephone: (713) 215-7504 Fax: (713) 215-7484

Centurion Pipeline L.P.

TABLE 1 – LOCAL RATES

FROM	TO	RATES IN DOLLARS PER BARREL OF 42 U.S. GALLONS
		Daily Volume(1)(4)	Trunk Line Rate
Midland Tank Farm,	Big Spring Refinery,	1,000 to 23,000 Barrels	0.3000(2)(3)
Midland County, Texas	Howard County, Texas

GATHERING CHARGE: Rates published herein are for trunk line transportation only. For applicable rates on gathering services performed by Centurion Pipeline L.P. in to point of origin listed above, see Centurion Pipeline L.P.’s Texas Local Gathering Tariff No.9, or reissues thereof.

APPLICATION OF TABLE 1 – LOCAL RATES:

1)	The term “Daily Volume” is defined as volume from any one Shipper received at the reception point per day averaged over the Calendar Month.

2)	Rates named in this tariff are applicable only to Crude Petroleum, delivered to Carrier at point of origin and are for trunk line transportation. Terminating service will be performed under this tariff only for the receipt of Shipper’s Tender.

3)	A surcharge of nine and nine tenths cents (9.9¢) per barrel will be charged on the first 39,237,500 barrels on all Shipper’s aggregate movements on this tariff.

4)	Effective Date of Service, Service under this T.R.R.C. Tariff No. 11 shall be available and Shippers only after (1) the facilities necessary to provide the service hereunder have been constructed and placed in service and (2) Carrier receives an aggregate volume commitment from all Shippers of at least 11,500 barrels per day for 15 year. Carrier shall be entitled to withdraw this tariff at anytime before the conditions listed above occur.

Centurion Pipeline L.P.

TABLE 2 –INCENTIVE RATE

FROM	TO	RATES IN DOLLARS PER BARREL OF 42 U.S. GALLONS
		Daily Volume(1)(6)	Trunk Line Rate
Midland Tank Farm, Midland County, Texas	Big Spring Refinery, Howard County, Texas	11,500 Barrels Minimum	0.1750(2)(3)(4)(5)(7)

APPLICATION OF TABLE 2 - VOLUME INCENTIVE RATES:

1)	The term “Daily Volume” is defined as volume from any one Shipper received at the reception point per day averaged over the Calendar Month.

2)	Volume Incentive Rates set forth in this tariff will apply to shipments of any shipper agreeing in writing to deliver a minimum of 4,197,500 barrels per Contract Year based on an average rate of 11,500 barrels per day to Big Spring, Texas from Midland, Texas during the Contract Period. “Contract Period” is defined as Fifteen (15) years beginning with the effective date specified in the written agreement and ending the last day of the Fifteen (15) year period. Carrier shall invoice Shipper monthly at each of the applicable, then-current Volume Incentive Rate(s) reflected on this tariff, including any current supplements thereto and successive issues thereof. “Contract Year” is defined to mean the twelve-month period beginning on the effective date of the Contract Period and each successive twelve-month period thereafter as agreed upon in writing by Carrier and such affected Shipper.

3)	The “Minimum Annual Throughput Obligation” shall be 4,197,500 barrels. If Shipper fails to satisfy the Minimum Annual Throughput Obligation for any Contract Year during the Contract Period, then Shipper shall pay to Carrier a deficiency payment (the “Deficiency Payment”) which is equal to the difference between (x) the total amount payable by Shipper to Carrier for shipments of Crude Petroleum on the Pipelines from Midland, Texas to Big Spring. Texas during such Contract Year and (y) the gross revenue (calculated by multiplying the Minimum Annual Throughput Obligation by the then-current Volume Incentive Rate set fourth in this tariff) that would have been payable by Shipper to Carrier during such Contract Year had Shipper delivered the Minimum Annual Throughput Obligation to Big Spring, Texas from Midland, Texas during such Contract Year within ten(10) days after both (a) the completion of any Crude Petroleum throughput reconciliation process for such Contract Year that has been agreed upon in writing by and between Carrier and such Shipper, and (b) the receipt of an invoice from Carrier for same. Any Deficiency Payments made by Shipper to Carrier under this provision shall be treated as advance payments of the Carrier tariff then in effect for transportation of Crude Petroleum by Shipper from the point of origin listed herein to the reception point herein for volumes in excess of the Minimum Annual throughput Obligation for the Contract Year following the contract Year for which such Deficiency Payment was assessed (the “Following Contract Year”). Notwithstanding the foregoing, such credit shall be applied only with respect to such transportation in the Following Contract Year. Any Deficiency Payment amounts that are not credited in accordance with the above shall be retained by Carrier and shall not be refunded to Shipper or applied as a credit to payment for such transportation in any subsequent Contract Year. If, at the expiration of the Contract Period, Carrier holds any Deficiency Payment amount that have not been applied as a credit to payment for transportation as provided herein, Carrier shall be under no obligation to refund such Deficiency Payment amount to Shipper.

4)	A surcharge of nine and nine tenths cents(9.9¢) per barrel will be charged on the first 39,237,500 barrels on all Shippers’ aggregate movements on this tariff.

Centurion Pipeline L.P.

5)	Carrier during the Contract Period may adjust the Volume Incentive Rates contained in this tariff, including any current supplements thereto and successive issues thereof, yearly at the annual FERC adjustment for crude oil pipelines which is set forth in Title 18, Code of Federal Regulations, Section 342.3, as such regulation may be amended, supplemented, or otherwise modified from time to time. Said adjustment will be effective each July 1. Notwithstanding the foregoing, the charges will not decrease below the initial charges. If such FERC adjustment is no longer published, Carrier may apply a new adjustment that is comparable to the same FERC method of adjustment and may increase the charges accordingly. In addition to such adjustment, Carrier may adjust the charges in amounts that would withstand applicable regulatory scrutiny (each and “Additional Adjustment”). Carrier shall provide Shippers no less than sixty (60) days advance written notice of any such Additional Adjustment.

6)	Effective Date of Service. Service under this T.R.R.C. Tariff No. 11 shall be available to Shippers only after (1) the facilities necessary to provide the service hereunder have been constructed and placed in service and (2) Carrier receives an aggregate volume commitment from all Shippers of at least 11,500 barrels per day for 15 years. Carrier shall be entitled to withdraw this tariff at anytime before the conditions listed above occur.

7)	Rates named in this tariff are applicable only to Crude Petroleum, delivered to Carrier by [pipeline] at point of origin and are for trunk line transportation. Terminating service will be performed under this tariff only for the receipt of Shipper’s Tender.

Centurion Pipeline L.P.

SECTION II

RULES AND REGULATIONS

For purpose of this T.R.R.C. Tariff No. 11, The following definitions are added to Paragraph 1 of Section II of Centurion Pipeline L.P.’s T.R.R.C. No. 1.

1.	DEFINITIONS:

“Base Period,” as used herein, is a period of 12 months beginning 13 months prior to the month of allocation and excluding the month preceding the month of allocation.

“Commitment Shipper,” as used herein, is any Shipper taking service under Carrier’s Incentive Rate Schedule, T.R.R.C. Tariff No. 11.

“Regular Shipper,” as used herein, is any Shipper who is not a Commitment Shipper having a record of movements in the line segment being prorated, during the base period.

“New Shipper,” as used herein, is a Shipper who is not a Commitment Shipper or Regular Shipper.

For purposes of this T.R.R.C. Tariff No. 11, the following language shall replace Paragraph 16 of Section II of Centurion Pipeline L.P.’s T.R.R.C. No. 1.

16.	APPORTIONMENT WHEN NOMINATIONS ARE IN EXCESS OF FACILITIES

A.	If Crude Petroleum is nominated to Carrier for transportation in excess of the amount that can be immediately transported on a line segment, Carrier shall apportion capacity among all Shippers as provided herein. Carrier will not recognize for apportionment purposes any Nomination by a Shipper which exceeds Carrier’s pipeline capacity.

B.	Space in each segment will be allocated among “Commitment Shippers”, “Regular Shippers”, and any “New Shippers” as follows:

(1)	Commitment Shipper Allocation. If the total volume nominated by Commitment Shippers on a line segment is less than or equal to the available capacity on that segment, then Commitment Shippers shall receive their nominated volumes. Otherwise, each Commitment Shipper shall receive a prorated share of their nominated volumes equal to (a) the volume nominated by that Commitment Shipper multiplied by (b) the ratio of the line segment capacity divided by the total volumes nominated by Commitment Shippers.

(2)	New Shipper Initial Allocation. If capacity remains after the Commitment Shipper Allocation and the total nominated volume from New Shippers is less than or equal to 10% of that remaining capacity, then New Shippers shall receive their nominated volumes. Otherwise, 10% of the remaining capacity shall be allocated to New Shippers in proportion to their nominated volumes.

(3)	Regular Shipper Allocation. If the total volume nominated by Regular Shippers is less than or equal to that capacity remaining after the New Shipper Initial Allocation, then Regular Shippers shall receive their nominated volumes. Otherwise, the capacity remaining after the New Shipper Initial Allocation shall be allocated among the Regular Shippers in proportion to their nominated volumes.

(4)	New Shipper Supplemental Allocation. Any capacity remaining after the Regular Shipper allocation shall be allocated to New Shippers in proportion to their nominated volumes. The total allocation to New Shippers shall be the sum of the New Shipper Initial Allocation and the New Shipper Supplemental Allocation.

C.	In no event will any portion of allocated capacity to a New Shipper be used in such a manner that will increase the allocated capacity of another Shipper beyond the allocated capacity that Shipper is entitled to under the provisions stated in this item. Carrier may require written assurances from responsible officials of Shippers regarding use of allocated capacity stating that this requirement has not been violated. In the event any New Shipper shall, by any device, scheme or arrangement whatsoever, make its allocated capacity available to another Shipper, or in the event any Shipper shall receive and use any allocated capacity from a New Shipper, in the month following discovery of such violation, the allocated capacity of New Shipper will be reduced to the extent of the excess capacity made available and the allocated capacity of a Shipper will be reduced to the extent of excess capacity used.

D.	No Nominations shall be considered beyond the amount that the nominating party has readily accessible for shipment. If a Shipper is unable to lender Crude Petroleum equal to the space allocated to it, Carrier will reduce that Shipper’s volumes for the succeeding month by the amount of allocated throughput not utilized during the preceding month if apportionment is necessary.

For purposes of this T.R.R.C. Tarrif No.11, the following language shall be added as subparagraph C to Paragraph 20 of Section II of Centurion Pipeline L.P.’s T.R.R.C. No.1.

20. Measurement, Testing, Volumes Corrections and Deductions

C. Actual losses or gains in Crude Petroleum (i.e., differences between the amount received by Carrier and the amount delivered by Carrier) on nominations from the origin point (Midland Tank Farm delivery meter) to the point reception point (Alon Refinery receipt meter) will be prorated among the Shippers based on volume shipped during the month.